Exhibit 10.1

THIRD AMENDMENT TO CREDIT AGREEMENT

This THIRD AMENDMENT TO CREDIT AGREEMENT (this “Amendment”) dated May 7, 2025, is entered into by and between LIQUIDITY SERVICES, INC., a Delaware corporation (“Borrower”), and WELLS FARGO BANK, NATIONAL ASSOCIATION (“Bank”).

RECITALS

WHEREAS, Borrower is currently indebted to Bank pursuant to the terms and conditions of that certain Credit Agreement between Borrower and Bank dated February 10, 2022, as amended from time to time (“Credit Agreement”).

WHEREAS, Bank and Borrower have agreed to certain changes in the terms and conditions set forth in the Credit Agreement and have agreed to amend the Credit Agreement to reflect said changes.

NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree that the Credit Agreement shall be amended as follows:

1. The definition of “Adjusted EBITDA” is hereby amended and restated to read as follows:

“Adjusted EBITDA” means, for the Consolidated Group for any period, (a) EBITDA plus (b) to the extent deducted in arriving at EBITDA for such period, stock-based compensation expense, acquisition costs such as transaction expenses and changes in earn out estimates, plus (c) to the extent deducted in arriving at EBITDA for such period, business realignment expense, plus (d) to the extent deducted in arriving at EBITDA for such period, deferred revenue purchase accounting adjustments, goodwill and long-lived asset impairment, plus (e) to the extent deducted in arriving at EBITDA for such period, losses from business dispositions, plus (f) other non-recurring cash expenses deemed appropriate by Bank in its sole discretion, minus (g) to the extent added in arriving at EBITDA for such period, gains from business dispositions; provided that, for any applicable period, the aggregate amount added back to EBITDA to arrive at Adjusted EBITDA that is attributable to actual cash expenditures, charges or adjustments shall be limited to fifteen percent (15%) of EBITDA for such period.

2. Section 2.1(a) of the Credit Agreement is hereby amended and restated to read as follows:

(a) Line of Credit. Subject to the terms and conditions of this Agreement, including any reduction or termination of the Commitment pursuant to Section 2.1(d), Bank hereby agrees to make advances to Borrower from time to time up to and including March 31, 2027, not to exceed at any time the aggregate principal amount of Thirty-Five Million Dollars ($35,000,000.00) (the “Line of Credit”), the proceeds of which shall be used for general corporate purposes. Borrower’s obligation to repay advances under the Line of Credit shall be evidenced by a promissory note dated as of the date hereof, as modified from time to time (the “Line of Credit Note”).

3. Section 2.1(c) of the Credit Agreement is hereby amended and restated to read as follows:

(c) Standby Letter of Credit Subfeature. As a subfeature under the Line of Credit, Bank agrees from time to time during the term thereof to issue or cause a branch, a subsidiary, or an affiliate to issue standby letters of credit for the account of Borrower (each, a “Letter of Credit” and collectively, “Letters of Credit”); provided however, that the aggregate undrawn amount of all outstanding Letter of Credits of Credit shall not at any time exceed Thirty Five Million Dollars ($35,000,000.00). Bank shall have no obligation to issue a Letter of Credit of Credit if (i) any order, judgment, or decree of any Governmental Authority or arbitrator shall, by its terms, purport to enjoin or restrain Bank from issuing such Letter of Credit of Credit, or any law applicable to Bank or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over Bank shall prohibit or request that Bank refrain from the issuing of letters of credit generally or such Letter of Credit of Credit in particular, or (ii) such Letter of Credit of Credit would violate one or more policies of Bank applicable to letters of credit generally, or (iii) if amounts demanded to be paid under any Letter of Credit of Credit will or may not be in United States Dollars. The form and substance of each Letter of Credit of Credit shall be subject to approval by Bank, in its sole discretion. No Letter of Credit of Credit shall have an expiration date more than one-year subsequent to the maturity date of the Line of Credit and, if requested by Bank, any Letter of Credit having an expiration date after the maturity date of the Line of Credit shall be Cash Collateralized in an amount equal to 105% of the maximum face amount of such Letter of Credit. The undrawn amount of all Letter of Credits of Credit shall be reserved under the Line of Credit and shall not be available for borrowings thereunder. Each Letter of Credit of Credit shall be subject to the additional terms and conditions of Bank’s standard standby letter of credit agreement and all applications and related documents required by Bank in connection with the issuance thereof (each, a “Letter of Credit Agreement”). Each drawing paid under a Letter of Credit of Credit shall be deemed an advance under the Line of Credit and shall be repaid by Borrower in accordance with the terms and conditions of this Agreement applicable to such advances; provided however, that if advances under the Line of Credit are not available, for any reason, at the time any drawing is paid, then Borrower shall immediately pay to Bank the full amount drawn, together with interest thereon from the date such drawing is paid to the date such amount is fully repaid by Borrower, at the rate of interest applicable to advances under the Line of Credit.

4. Section 6.1 of the Credit Agreement is hereby amended and restated to read as follows:

SECTION 6.1. ADJUSTED EBITDA. Permit Adjusted EBITDA as of the end of any fiscal quarter, for the then ended four fiscal quarters, to be less than $30,000,000.00.

5. Section 6.2 of the Credit Agreement is hereby amended and restated to read as follows:

SECTION 6.2. OTHER INDEBTEDNESS. Create, incur, assume or permit to exist any Indebtedness, except (a) Indebtedness to Bank, (b) any Indebtedness existing on the date hereof and set forth on Schedule 6.2, (c) the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business, (d) Indebtedness incurred to make Capital Expenditures or acquire, construct or improve a fixed or capital asset so long as the aggregate outstanding principal amount of such Indebtedness does not at any time exceed $5,000,000, (e) obligations (contingent or otherwise) under any Swap Contract entered into by such Person in the ordinary course of business for the purpose of directly mitigating risks associated with liabilities, commitments, investments or assets held or reasonably anticipated by such Person and not for purposes of speculation, (f) Indebtedness of a Loan Party owing to another Loan Party, (g) Guarantees by any Loan Party of Indebtedness of another Loan Party that secures or guarantees performance or payment in the ordinary course of a Loan Party’s business or is otherwise permitted hereunder, and (h) other unsecured Indebtedness so long as the aggregate outstanding principal amount of such Indebtedness does not at any time exceed $10,000,000.

6. Section 6.7 of the Credit Agreement is hereby amended and restated to read as follows: SECTION

6.7. RESTRICTED PAYMENTS. Make any Restricted Payment or apply or set apart any of their assets therefor or agree to do any of the foregoing other than, (a) Restricted Payments made by any Subsidiary to Borrower or any other Loan Party; and (b) any other Restricted Payments so long as no Default exists or will exist after giving effect thereto on the date thereof, and on a pro forma basis as if such Restricted Payment had been made, immediately after such Restricted Payment is made, Borrower has not less than $35,000,000.00 in unencumbered cash and Cash Equivalents maintained in the United States.

7. The effective date of this Amendment shall be the date that all of the following conditions set forth in this Section have been satisfied, as determined by Bank and evidenced by Bank’s system of record. Notwithstanding the occurrence of the effective date of this Amendment, Bank shall not be obligated to extend credit under this Amendment or any other Loan Document until all conditions to each extension of credit set forth in the Credit Agreement have been fulfilled to Bank’s satisfaction.

(a) Approval of Bank Counsel. All legal matters incidental to the effectiveness of this Amendment shall be satisfactory to Bank’s counsel.

(b) Documentation. Bank shall have received, in form and substance satisfactory to Bank, each of the following, duly executed by all parties:

(i) This Amendment.

(ii) Third Modification to Promissory Note.

(iii) Guarantors' Consent and Reaffirmation (attached hereto).

(iv) Such other documents as Bank may require under any other Section of this Amendment.

(c) Regulatory and Compliance Requirements. All regulatory and compliance requirements, standards and processes shall be completed to the satisfaction of Bank. (d) Commitment Fee. In consideration of said changes and as a condition to their effectiveness, immediately upon signing this Amendment Borrower shall pay to Bank a non-refundable fee of $25,000.

8. Except as specifically provided herein, all terms and conditions of the Credit Agreement remain in full force and effect, without waiver or modification. All terms defined in the Credit Agreement shall have the same meaning when used in this Amendment. This Amendment and the Credit Agreement shall be read together, as one document.

9. Borrower hereby remakes all representations and warranties contained in the Credit Agreement and reaffirms all covenants set forth therein. Borrower further certifies that as of the date of this Amendment and as of the date of Borrower’s execution of this Amendment there exists no Event of Default as defined in the Credit Agreement, nor any condition, act or event which with the giving of notice or the passage of time or both would constitute any such Event of Default.

10. Borrower hereby covenants that Borrower shall provide to Bank from time to time such other information as Bank may request for the purpose of enabling Bank to fulfill its regulatory and compliance requirements, standards and processes. Borrower hereby represents and warrants to Bank that all information provided from time to time by Borrower or any Third Party Obligor to Bank for the purpose of enabling Bank to fulfill its regulatory and compliance requirements, standards and processes was complete and correct at the time such information was provided and, except as specifically identified to Bank in a subsequent writing, remains complete and correct today, and shall be complete and correct at each time Borrower is required to reaffirm the representations and warranties set forth in the Credit Agreement.

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IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, have caused this Amendment to be effective as of the effective date set forth above.

BORROWER: BANK:

LIQUIDITY SERVICES, INC. WELLS FARGO BANK,

NATIONAL ASSOCIATION

By: /s/ Jorge Celaya By: /s/ Carol Seitz

Jorge Celaya Carol Seitz

Chief Financial Officer Executive Director